EXHIBIT 10.2

Patrick Dempsey President and Chief Executive Officer	123 MAIN STREET BRISTOL, CT 06010-6307	T: 860.583.7070

January 28, 2014

Mr. Scott A. Mayo
8601 Canyon Crossing
Lantana, TX 76226

Dear Scott:

We are pleased to offer you the position of Senior Vice President, Barnes Group Inc. and President, Barnes Industrial at an annual salary of $425,000 (paid monthly in advance), effective March 17, 2014, or your date of employment. In this position you will report to me and be headquartered in Farmington, Connecticut.

You will participate in the Company’s Management Incentive Compensation Plan (2014) and the Performance-Linked Bonus Plan for Selected Executive Officers (2015 and beyond) effective on your date of employment. Your target incentive under these plans is 50% of salary, with a maximum payout of 150% of salary. Your incentive payout will be based on 60% Barnes Industrial Results (60% Operating Profit, 20% Operating Margin, 20% Revenue) and 40% Corporate Results (60% Diluted EPS, 20% Operating Margin, and 20% Revenue). Payouts to participants are subject to the provisions of the plan and are normally paid in late February of the year immediately following the plan year (i.e., payouts for the 2014 plan year are expected to be paid in late February, 2015). For 2014, your incentive payment will be prorated based on your date of employment.

Effective on your date of employment, you will be awarded the following:

▪
5,750 stock options with an exercise price equal to the fair market value of Barnes Group’s stock (as defined in the Barnes Group Inc. Stock and Incentive Award Plan, as amended) on your date of employment. These options will vest one-third each on the 18, 30, and 42 month anniversaries of grant. Stock options are a speculative financial vehicle driven solely by stock price appreciation. Fair market value stock options have no intrinsic value absent such appreciation.

▪
3,100 time-vested restricted stock units, with each unit having the equivalent value of one share of Barnes Group stock. The restrictions will lapse one-third each on the 18, 30, and 42 months from the date of grant. You will receive dividends on these restricted stock units as such dividends are declared by the Company.

January 28, 2014                            Page - 2 -
Scott A. Mayo

▪
5,150 performance-vested share unit awards, with each unit having the equivalent value of one share of Barnes Group stock. These shares will be based on a comparison of the Company’s performance relative to the Russell 2000 index with shares earned, if any, to be paid out during the second quarter of 2017. Dividends will accrue on this performance share award and be paid in the same ratio as the underlying shares.

In addition, you will receive special one-time equity grants, as follows:

▪
8,350 time-vested restricted stock units, with each unit having the equivalent value of one share of Barnes Group stock. The restrictions will lapse 50% in 12 months, and 50% in 24 months from the date of grant. You will receive dividends on these restricted stock units as such dividends are declared by the Company.

▪
8,350 performance-vested share unit awards, with each unit having the equivalent value of one share of Barnes Group stock. These shares will be based on a comparison of the Company’s performance relative to the Russell 2000 index with shares earned, if any, to be paid out during the second quarter of 2017. Dividends will accrue on this performance share award and be paid in the same ratio as the underlying shares.

You will be eligible for annual long-term awards in the 2015 grant cycle. Your current target value for annual long-term compensation is $400,000. We currently expect these awards to be in the form of stock options, restricted stock units, and performance-vested share unit awards. All awards are subject to the discretion of the Compensation and Management Development Committee.

You will be expected to sign an agreement that provides that in certain circumstances, you may be subject to a “claw back” of any cash or equity awards earned if the Company restates its financial results lower than those upon which awards were calculated (with the exception for restatements not caused by misconduct or error) to comply with generally accepted accounting principles.

Stock ownership guidelines have been established for our leadership team to ensure that management’s interests are aligned with our stockholders’ interests. The guideline for your position is three times your base salary. Ownership includes directly and beneficially owned shares, stock retained following the distribution of vested restricted stock units and earned performance share awards, and exercises of stock options, stock unit holdings under the Barnes Group Inc.

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Scott A. Mayo

Retirement Savings Plan (RSP), and stock owned through the Barnes Group Inc. Employee Stock Purchase Plan (ESPP). In addition, two-thirds of the value of unvested restricted stock units will be credited toward ownership guidelines. While there is no specific time frame requirement for achieving the ownership requirement, participants are expected to make steady progress and maintain ownership of any shares realized through vesting of restricted stock units, performance share awards, or stock option exercises.

In addition to your annual and incentive compensation, Barnes Group Inc. offers a comprehensive employee benefits package, including:

•	Medical and Prescription Drug Insurance (contributory on a pre-tax cost-sharing basis).

•	Dental Insurance (contributory on a pre-tax cost-sharing basis).

•	Vision Insurance (contributory).

•	Employee Stock Purchase Plan featuring a 5% discount off fair market value of Barnes Group Inc. stock, subject to statutory limits.

•
Retirement Savings Plan [401(k)] with a Company matching contribution of 50% of the amount you contribute on a pre-tax basis, up to 6% of eligible earnings (i.e., Company match is capped at 3% of eligible earnings). The Plan offers a wide range of investment funds to choose from.

•	4% Retirement Contribution (Company funded based on eligible earnings) deposited annually into your Retirement Savings 401(k) Account.

•
4% Retirement Contribution to the Defined Contribution Retirement Benefit Equalization Plan (DC RBEP) for eligible compensation in excess of annual IRS limits ($255,000 for 2014), deposited annually into your Retirement Savings 401(k) Account.

•
Participation in the Company's Executive Group Term Life Insurance Plan (EGTLIP), effective the latter of March 17, 2014 or your date of employment. EGTLIP provides a death benefit equal to four times salary ($1,700,000). EGTLIP is an individual policy that you own and, as such, the policy is portable. Barnes Group Inc. pays the premium for as long as you remain with the Company.

•	Accidental Death and Dismemberment Insurance up to $100,000 (non-contributory).

•	Optional Employee Term Life Insurance of 1 to 6 times annual salary (contributory).

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Scott A. Mayo

•	Optional Dependent Term Life Insurance of up to $250,000 for a spouse and up to $10,000 for each dependent child, as applicable (contributory).

•	Short-term Disability coverage, with a benefit of up to 26 weeks’ salary continuation (non-contributory).

•	Long-term Disability coverage with a benefit of 50% of covered earnings (non-contributory).

•	Supplemental Long-term Disability coverage available in increments of 10% and 16 2/3% (contributory and subject to plan limits).

•	Business Travel Accident Insurance.

•	Education Assistance Program.

You will receive additional information regarding our benefit programs as part of our RedCarpet Onboarding system or by accessing the Benefits 360 website. Most coverage, subject to your enrollment, will become effective the first day of the month following your date of hire. Coverage under the Company’s Short-term and Long-term Disability plans begin on the first day of the calendar month following the completion of 90 days’ continuous service.

As an Officer of the Company, you are entitled to coverage for an annual executive physical and financial planning assistance. The executive physical benefit provides reimbursement for expenses associated with an annual physical examination with a provider of your choice. The financial planning benefit provides reimbursement for professional financial planning assistance, tax planning, and/or tax preparation services, to a maximum of $8,000 (for the first year) and a maximum of $4,000 per year thereafter. There is no tax gross up associated with these expenses.

The Company provides a competitive relocation assistance program, including an allowance for incidental moving expenses of $10,000.00, grossed up for applicable withholding taxes, payable on your employment date. This benefit will be available to you for one year after your hire date (March 17, 2015) and repayable to the Company should you voluntarily terminate your employment within one (1) year of actual relocation commencement.

You will be entitled to four weeks of vacation annually as well as eligible for a total of thirteen company-paid holidays (which includes 3 to 4 floating holidays annually).

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Scott A. Mayo

All prospective Barnes Group employees are required to pass a urinalysis test for the presence of drugs and to undergo a standard physical examination to determine whether they are capable of performing (with or without reasonable accommodation) the essential functions of the job for which an offer is extended. This offer of employment is contingent upon the results of the drug test and physical examination. Additionally, this offer is contingent on you completing the Officer Questionnaire that Barnes Group requires to comply with federal securities laws.

This letter sets forth our offer of employment and is not intended to create an expressed or implied contract of any kind, nor shall it be construed to constitute a promise or contract of lifetime or continuing employment. Your employment with Barnes Group Inc. is at will and may be terminated at any time, with or without cause, by either you or the Company. The terms of this offer supersede and take the place of any prior written or oral offers of employment. Barnes Group Inc. also has the right to change, interpret, withdraw, or add to any of the policies, benefits, terms or conditions of employment at any time. The terms and conditions of this letter may only be amended or modified in writing by me.

If you have any questions with regard to the above, please call Dawn Edwards, Senior Vice President, Human Resources, Barnes Group Inc., at (860) 973-2119.

Scott, I would appreciate your calling Dawn Edwards at the above number by January 31, 2014 with your decision. Please also sign, date, and return the enclosed duplicate copy of this letter to Dawn Edwards within three (3) business days of receipt to indicate your acceptance of this offer.

I look forward to your joining the Barnes Group executive team and contributing to our growth and profitability.

Sincerely,

/S/ PATRICK J. DEMPSEY

Patrick J. Dempsey
President and Chief Executive Officer

Agreed to and accepted:

/S/ SCOTT A. MAYO                        1/30/14
Scott A. Mayo                         Date